Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chartboost, Inc. 2012 Stock Plan of Zynga Inc. of our reports dated February 26, 2021, with respect to the consolidated financial statements and schedule of Zynga Inc. and the effectiveness of internal control over financial reporting of Zynga Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 6, 2021

A member firm of Ernst & Young Global Limited